EFFECTIVE JULY 28, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 28, 2005

Key Tronic Corporation

(Exact name of registrant as specified in its charter)

Washington	0-11559	91-0849123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4424 North Sullivan Road, Spokane Valley, Washington	99216
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (509) 928-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	MATERIAL DEFINITIVE AGREEMENT

On July 28, 2005, the Board of Directors of Key Tronic Corporation (“Company”), upon the recommendation of its Compensation Committee, established the performance goal and target payment percentages for each participant in the Incentive Compensation Plan for the Company’s fiscal year 2006.

A minimum Company profit goal must be achieved in order for any payments to be made to participants in the Plan. Payments under the Plan for fiscal year 2006 will be based on three profit goal performance levels established by the Board: entry level, expected value level and overachievement level. Payments under the Plan will be a percentage of the participant’s base salary paid during fiscal year 2006.

The following executive officers of the Company are among the participants in the Plan: Jack W. Oehlke, President & CEO; Craig D. Gates, Executive Vice President & General Manager; Ronald F. Klawitter, Executive Vice President of Administration, CFO and Treasurer; Efren R. Perez, Vice President of Southwest Operations; and Michael D. Chard, Vice President of Materials. Under the Plan the potential payment percentages established by the Board for fiscal year 2006 for the President & CEO range from 5% of base salary paid during fiscal year 2006 if entry level performance is achieved to 75% if overachievement level performance is achieved. The potential payment percentages established by the Board for fiscal year 2006 for each of the two Executive Vice Presidents range from 4% of base salary paid during fiscal year 2006 if entry level performance is achieved to 60% if overachievement level performance is achieved. For each of the two Vice Presidents, the potential payment percentages established by the Board for fiscal year 2006 range from 3.5% of base salary if entry level performance is achieved to 52.5% if overachievement level performance is attained. Payment percentages will be interpolated for actual performance levels achieved between entry level and expected value level and between expected value level and overachievement level.

Payments under the Plan will be made as soon as administratively possible after the end of fiscal year 2006. A participant must be an active employee of the Company at the time payments are made under the Plan in order to receive a payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TRONIC CORPORATION
(Registrant)

Date: July 28, 2005	By:	/s/ Ronald F. Klawitter
Ronald F. Klawitter, Executive Vice President of Administration and Treasurer